Exhibit 10.5

EXECUTION VERSION

AMENDMENT NO. 1

TO

WARRANT

This Amendment No. 1 to WARRANT (this “Amendment”) is entered into as of March 5, 2020, by and among Cadiz Inc., a Delaware corporation (the “Company”), and Apollo Special Situations Fund, L.P. (“Investor”), with reference to the following:

A. The Company and Investor are parties to that certain Credit Agreement, dated as of May 1, 2017 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the other borrowers party thereto, Investor, as a lender, the other lenders party thereto from time to time, and Wells Fargo Bank, National Association as agent.

B. In connection with the Credit Agreement, the Company issued to Investor that certain Warrant to Purchase 357,500 Shares (Subject to Adjustment) of Common Stock of the Company, on May 25, 2017 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Warrant”). Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Warrant.

C. Pursuant to the Letter Agreement, dated as of November 8, 2017, by and between the Company and Investor, the number of shares underlying the Warrant was increased to 362,500 (subject to adjustment as set forth in the Warrant).

D. The Company is party to that certain Indenture, dated as of December 10, 2015 (the “Indenture”), between the Company, as issuer, and U.S. Bank National Association, as trustee, pursuant to which the Company issued certain 7.00% Convertible Senior Notes due 2020 (the “Convertible Notes”).

E. The Company desires to enter into a Conversion and Exchange Agreement (collectively, the “Exchange Agreements”) with each of two holders (the “Holders”) of Convertible Notes having an outstanding aggregate original principal amount and accrued but unpaid interest under such Convertible Notes of approximately $44,821,177.33 (the “Outstanding Amount”), pursuant to which the Holders will (i) convert $17,480,302.33 of the Outstanding Amount into common stock, par value $0.01 per share, of the Company (“Common Stock”), in accordance with the Indenture (such transaction, the “Conversion”), and (ii) simultaneously exchange $27,340,875.00 (the “Exchange Amount”) of the Outstanding Amount for an aggregate of 10,000 shares of a new series of preferred stock, par value $0.01 per share, of the Company titled “Series 1 Preferred Stock” (the “Preferred Stock”). The exchange of such portion of the Holders’ Convertible Notes as is equal to the Exchange Amount for the Preferred Stock is referred to herein as the “Exchange”.

F. The Company intends to file a certificate of designation with the Secretary of State of Delaware (as may be amended from time to time in accordance with its terms, the “Certificate of Designation”), for the purpose designating the Preferred Stock to be issued in the Exchange.

G. In connection with the Conversion and Exchange, the Company and Investor intend to enter into a Waiver and Amendment No. 1 to Credit Agreement to amend the Credit Agreement and waive certain provisions of the Credit Agreement, in each case, on the terms and conditions set forth therein.

H. In connection with the Conversion and Exchange, the Company and Investor also desire to amend the Warrant on the terms and conditions set forth herein. Investor is the only holder of outstanding Warrants as of the date hereof and constitutes the “Required Holders” under the Warrants.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, Investor and the Company agree as follows:

1. Recitals. Each of the foregoing recitals is incorporated herein as if fully set forth herein.

2. Amendments to Warrant. The Warrant is hereby amended as follows:

(a) Section 1 of the Warrant is hereby amended by amending and restating the definition of “Exercise Price” in its entirety as follows:

““Exercise Price” means, in respect of a share of Warrant Stock at any date herein specified, $6.75 per share, as adjusted from time to time pursuant to Article 4 hereof.”

(b) Section 1 of the Warrant is hereby amended by amending and restating the definition of “Expiration Date” in its entirety as follows:

““Expiration Date” means the eight (8th) anniversary of the Original Issue Date, to be extended to allow for delayed exercise and delivery of any Warrant Stock in accordance with Section 5.1(c) hereof; provided, however, that, in event the Borrowers exercise the Extension Option, the Expiration Date shall be automatically extended to the ninth (9th) anniversary of the Original Issue Date, to be further extended to allow for delayed exercise and delivery of any Warrant Stock in accordance with Section 5.1(c) hereof.”

(c) Section 4.13 of the Warrant is hereby amended and restated in its entirety as follows:

“4.13 Maximum Exercise Price. Except as provided in Section 4.5 above, at no time shall the Exercise Price per share of Warrant Stock exceed $14.94 per share.”

(d) Article 4 of the Warrant is hereby amended by adding a new Section 4.17 at the end thereof as follows:

“4.17 Exercise of Extension Option. If the Borrowers exercise the Extension Option under the Credit Agreement, the Exercise Price shall be reduced, effective as of May 1, 2021, to a price equal to $0.01 per share, or the minimum price permitted by the applicable Trading Market upon which the Warrant Stock is then listed or quoted if such Trading Market requires that the Exercise Price exceed $0.01 per share, in each case subject to upward adjustment from time to time pursuant to this Article 4; provided, that in no event shall the Exercise Price be adjusted to equal less than $0.01 per share. No adjustment to the number of shares of Warrant Stock purchasable upon exercise of the Warrant shall be made as a result of any adjustment to the Exercise Price under this Section 4.17.”

3. Ratifications. Except as expressly amended or waived hereby, the terms and provisions of the Warrant remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. Investor acknowledges and agrees that (a) except as expressly set forth in this Amendment, there shall be no adjustment to the Exercise Price or the number of shares of Warrant Stock purchasable upon exercise of the Warrant as a result of, and (b) no default or breach of the Warrant shall arise solely as a result of, the Company’s performance of its obligations and exercise of its rights pursuant to the Exchange Agreements and the Certificate of Designation (including, without limitation, the Company’s obligation to consummate the Exchange pursuant to the Exchange Agreements and the Company’s obligation or right to convert the Preferred Stock and the Company’s right to redeem the Preferred Stock pursuant to the Certificate of Designation) Each reference to the Warrant that is made in the Credit Agreement or other Loan Documents (as defined in the Credit Agreement) shall hereafter be construed as a reference to the Warrant as amended hereby. This Amendment shall be considered one of the Loan Documents and any reference to “Loan Documents” contained in the Credit Agreement or any document, instrument or agreement executed in connection with the Credit Agreement shall be deemed to include this Amendment.

4. Miscellaneous Provisions. Section 11 of the Warrant is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Company and Investor have caused this Amendment to be duly executed as of the date first written above.

COMPANY:

CADIZ INC.

By:	/s/ Scott S. Slater
Name: Scott S. Slater
Title: President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Warrant]

IN WITNESS WHEREOF, the Company and Investor have caused this Amendment to be duly executed as of the date first written above.

INVESTOR:

APOLLO SPECIAL SITUATIONS FUND, L.P.

By:	Apollo Special Situations Advisors,
L.P., its general partner

By:	Apollo Special Situations Advisors,
GP, LLC, its general partner

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

[Signature Page to Amendment No. 1 to Warrant]